Exhibit 99.1

Alico, Inc. Announces Completion of Sale of Land to State of Florida

Fort Myers, FL, April 15, 2021 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces the State of Florida purchased, under the Florida Forever program, approximately 5,734 acres of Alico Ranch for $14.4 million, pursuant to an option agreement entered into between the State of Florida and Alico earlier this fiscal year.

John Kiernan, Alico’s President and Chief Executive Officer, commented, “We are pleased that the State of Florida has continued to purchase parcels within the Alico Ranch. This is now the third sales transaction we have completed with the State of Florida within the last three years, aggregating over 22,000 acres. Alico intends to use these sales proceeds to opportunistically prepay a portion of its fixed-rate term debt.

We remain encouraged by the continued level of prospective sales activity from other buyers of parcels on both the West and East parts of the Alico Ranch. We believe that if we are successful with our continued efforts to divest additional acreage of Alico Ranch, we will be able to redeploy these sales proceeds into building shareholder value, possibly through continuing to increase quarterly common dividends, a like-kind exchange structure to defer a portion of capital gains taxes, retiring additional debt, continuing to increase quarterly common dividends or even considering special dividends.  All of these uses of proceeds will be carefully considered in an effort to achieve greater returns for our shareholders.”

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include environmental services, land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules, including tax laws and tax rates; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; ability to make strategic acquisitions or divestitures; ability to redeploy proceeds from divestitures; ability to consummate selected land acquisitions; ability to take advantage of tax deferral options; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; impact of the COVID-19 outbreak and coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets; access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; expressed desire of certain of our shareholders to liquidate their shareholdings by virtue of past market sales of common stock, by sales of common stock or by way of future transactions; political changes and economic crises; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U.S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact of concentration of sales to one customer; and changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs, soil conditions, harvest yields, prices for commodities, and crop production expenses.  Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control.  There can be no assurance that the assumptions made in preparing the financial projections will prove accurate.  Accordingly, actual results may differ materially from the financial projections.

Investor Contact:

Investor Relations

(646) 277-1254

InvestorRelations@alicoinc.com

Richard Rallo

Senior Vice President and Chief Financial Officer

(239) 226-2000

rrallo@alicoinc.com

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